UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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New York City REIT, Inc.

(Name of Registrant as Specified in Its Charter)

Comrit Investments 1, LP

Comrit Investments Ltd.

I.B.I. Investment House Ltd

Ziv Sapir

Sharon Stern

Erez Shacham

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Comrit Investments 1, LP, together with the other participants named herein (collectively, “Comrit”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a highly qualified independent director nominee at the 2022 annual meeting of stockholders of New York City REIT, Inc., a Maryland corporation (the “Company”).

On May 18, 2022, Comrit issued the following press release and delivered the following letter to the stockholders of the Company.

Comrit Investments Issues Letter to New York City REIT Stockholders Regarding the Board’s

Conflicts and Governance Lapses

Outlines the Board’s Lack of Independence and Concerning Ties to AR Global, NYC REIT’s Ultimate

Advisor, and Its Affiliates

Highlights How the Board Has Historically Prioritized the Interests of Management and AR Global

Over Stockholders

Reminds Stockholders Leading Independent Proxy Advisory Firm ISS Recommends Investors Vote the WHITE Proxy Card to Elect Comrit’s Independent Director Candidate, Sharon Stern

NEW YORK & TEL AVIV, Israel—(BUSINESS WIRE)—Comrit Investments 1, LP (together with its affiliates, “Comrit” or “we”), a long-term stockholder of New York City REIT, Inc. (NYSE: NYC) (“NYC REIT” or the “Company”), today sent a letter to fellow stockholders regarding the urgent need for boardroom change at NYC REIT.

Yesterday, Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, recommend stockholders vote on the WHITE proxy card to elect Comrit’s independent nominee, Sharon Stern, at the Company’s upcoming Annual Meeting of Stockholders on May 31, 2022.

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IF YOU HAVE QUESTIONS ON HOW TO VOTE THE WHITE PROXY CARD, PLEASE

CONTACT SARATOGA PROXY CONSULTING AT INFO@SARATOGAPROXY.COM OR TOLL-

FREE AT: (888) 368-0379.

STOCKHOLDERS CAN VISIT WWW.REBUILDNYCREIT.COM TO LEARN MORE.

***

Below is the full text of the letter:

May 18, 2022

Fellow Stockholders,

Comrit Investments 1, LP (together with its affiliates, “Comrit” or “we”) is a long-term stockholder of New York City REIT, Inc. (NYSE: NYC) (“NYC REIT” or the “Company”), with beneficial ownership of approximately 2% of the Company’s outstanding common stock. We have been a stockholder of the Company since 2015 and have attempted to constructively engage with management and the Board of Directors (the “Board”) to express our concerns with its underperformance, poor corporate governance and strategic missteps and develop a dialogue to drive improvement. Unfortunately, the Board has chosen to stonewall our efforts, instead choosing to spend approximately $850,000 of stockholder capital to fight one of NYC REIT’s largest investors.1

[1]

Company’s 2022 definitive proxy statement states its aggregate expenses related to its solicitation of proxies in excess of those normally spent for an Annual Meeting as a result of the proxy contest are expected to be approximately $850,000.

NYC REIT’s aggressive intransigence has reaffirmed our view that immediate boardroom change is needed this year to:

•	Help ensure objective and independent oversight of the Company’s operations, strategy and governance; and

•	Root out apparent conflicts of interest and cronyism among Company leadership.

To help ensure the Board acts in the best interest of all stockholders, we nominated Sharon Stern, a highly qualified and independent individual, for election to NYC REIT’s Board at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”). We believe Ms. Stern can bring much-needed independence and governance expertise to help the Board effectively oversee management and unlock value for all stockholders.

We have spent months evaluating the Company’s structure, compensation practices, governance and leadership. We believe it is important at this point in the election contest to highlight one of our core findings: NYC REIT’s Board lacks real independence and has serious conflicts of interest, which have fostered an entrenched boardroom culture and resulted in a lack of effective oversight of management.

A CLOSER LOOK AT NYC REIT’S CONCERNING CONFLICTS OF INTEREST

As shown below, every member of the Company’s Board, including Elizabeth Tuppeny (the incumbent director up for reelection at the 2022 Annual Meeting and the Chair of NYC REIT’s Nominating and Corporate Governance Committee), also serves as a director of other companies managed by AR Global – NYC REIT’s ultimate advisor – and its affiliates. All members of the Company’s executive management team also serve as members of executive management of other companies managed by AR Global and its affiliates.

	New York City REIT, Inc. (NYSE: NYC)	Healthcare Trust, Inc. (Nasdaq: HTIA)	Global Net Lease, Inc. (NYSE: GNL)	The Necessity Retail REIT, Inc. (Nasdaq: RTL)

Michael Weil	✓	✓	✓	✓

Elizabeth K. Tuppeny	✓	✓

Lee M. Elman	✓	✓	✓

Abby M. Wenzel	✓		✓

Michael Weil Chief Executive Officer	✓	✓	✓	✓

Christopher J. Masterson Chief Financial Officer	✓		✓

Jason Slear Executive Vice President of Real Estate Acquisitions and Dispositions	✓		✓	✓

Boris Korotkin Senior Vice President of Capital Markets	✓			✓

Ori Kravel Senior Vice President of Corporate Development	✓			✓

In addition to serving as Executive Chairman, President and CEO of NYC REIT and the other three companies listed in the table above, Michael Weil is also the CEO of AR Global and CEO of the Company’s external advisor and property manager, both of which are subsidiaries of AR Global. Given this context, it is worth noting that the Company has paid approximately $33.4 million in management fees and reimbursements to these AR Global affiliates since 2019.2 It is clear to us that this Board has consistently prioritized the interests of Mr. Weil, AR Global and the Company’s management team over creating value for stockholders, including by approving a conflict-ridden, outrageously expensive advisory agreement in favor of AR Global.

Following our public nomination of an independent and highly qualified director candidate, the Board conveniently waived the application of the Company’s poison pill exclusively for AR Global, Mr. Weil and certain of his affiliates, including Bellevue Capital Partners (“Bellevue”) and Nicholas Schorsch, to allow that group to purchase up to 20% of the Company’s common stock. Since then, Bellevue and Mr. Schorsch have launched an aggressive share purchase initiative and now beneficially own approximately 11.6% of the Company’s common stock, making them the Company’s single-largest shareholder. Contrary to NYC REIT’s claim that these recent purchases demonstrate confidence in the Company’s future, we believe this was a brazen attempt by the Board and management to maintain control of the Company and insulate themselves from stockholder criticism.

WE BELIEVE ELIZABETH TUPPENY HAS A TRACK RECORD OF FAILING TO PREVENT

CONFLICTS OF INTEREST AND WRONGDOING

Ms. Tuppeny, who is the only director of NYC REIT up for reelection at this year’s Annual Meeting, has served as the Chair of the Nominating and Corporate Governance Committee since its formation in 2020. In her role, Ms. Tuppeny is responsible for evaluating directors for nomination to the Board and to serve as members of each committee of the Board. She also has the express authority to review all the Company’s related party transactions and its relationship with its advisor.

In her role, Ms. Tuppeny – who is also the Company’s lead independent director – has allowed NYC REIT’s Board to be comprised of Mr. Weil and two other “independent” directors who also serve with Mr. Weil on boards of other REITs managed by AR Global – NYC REIT’s ultimate advisor – and its affiliates. Ms. Tuppeny also approved the Company’s egregious advisory agreement, which has paid approximately $33.4 million of stockholder capital to affiliates of AR Global over the last three years.

[2]	Company filings including NYC REIT’s 2022 Definitive Proxy Statement.

Stockholders should be aware that Ms. Tuppeny’s disastrous tenure at NYC REIT is not the first time she has failed to properly oversee a public company’s operations and governance. In 2019, Mr. Schorsch and certain of his affiliates, including AR Capital LLC (“AR Capital”), the predecessor to AR Global, were charged by the U.S. Securities and Exchange Commission (“SEC”) with wrongfully obtaining millions of dollars in connection with mergers involving REITs that were sponsored and externally managed by AR Capital, where Mr. Schorsch was founder and CEO.3 One of the REITs involved in the transaction was American Realty Capital Trust IV, where Ms. Tuppeny had been appointed by Messrs. Schorsch and Weil to serve as an independent director. In her capacity as an independent director of American Realty Capital Trust IV, she approved its merger with another REIT managed by AR Capital. The ensuing SEC lawsuit was settled with Mr. Schorsch and certain of his affiliates forced to pay a total of $60 million in profit disgorgements and civil penalties. In our view, this is yet another highly concerning example of Ms. Tuppeny failing to root out serious conflicts of interest in her role as an “independent” board member.

As lead independent director and Chair of the Nominating and Corporate Governance Committee, we contend Ms. Tuppeny bears direct responsibility for the Company’s interconnectedness and anti-stockholder culture, which have led to significant value destruction. At this year’s Annual Meeting, we are calling on NYC REIT’s stockholders to hold Ms. Tuppeny accountable for her failure to effectively oversee the Company’s conflicts of interest and institute strong corporate governance practices, including constructing a truly independent Board that is focused on stockholder value creation.

THE CONSEQUENCES OF THE COMPANY’S INTERCONNECTIVITY AND INSULAR

CULTURE ARE CLEAR

We believe the consequences of prioritizing NYC REIT insiders’ interests over those of stockholders are clear when taking into account the following:

•	NYC REIT delivered negative returns for stockholders over several horizons, including 15-month (-60%), one-year (-30%) and six-month (-37%) timeframes prior to our public nomination.[4]

•	NYC REIT’s stock has also consistently and significantly underperformed its self-selected proxy peers over the 15-month, one-year and six-month timeframes prior to our public nomination.

•

NYC REIT trades at an approximate 86% discount to its last reported NAV, demonstrating the market’s lack of trust in the current leadership team.[5] Meanwhile, the Board has failed to establish a credible plan to address this staggering discount to NAV.

[3]	https://www.sec.gov/news/press-release/2019-133.
[4]	Stock price as of market close on August 18, 2020, the day NYC REIT began trading on the NYSE, to market close on November 30, 2021, the day before Comrit publicly announced its nomination.
[5]

As of market close on November 30, 2021, the last unaffected trading price prior to Comrit’s announcement of its nomination was $6.70 compared to a NAV of $49.23 (the most recent NAV disclosed by the Company in a presentation filed with the SEC on August 13, 2020, prior to Comrit’s nomination (Form 8-K; Company presentation)).

•

NYC REIT has wasted millions of dollars of stockholder capital on egregious advisory agreements and operating expenses with its external advisors while investors have been forced to endure negative returns.

•	NYC REIT’s Board and management team have paid themselves handsomely while the Company has destroyed significant stockholder value.[6]

•

In 2020, NYC REIT’s stock fell approximately 54% after listing on the New York Stock Exchange. That year, the Board – excluding Mr. Weil, who is compensated by AR Global for his multiple controlling roles – awarded itself $328,750 in compensation.

•	NYC REIT’s stock declined roughly 8% during the month of September 2020. That same month, the Board awarded the Company’s advisor LTIP units valued at roughly $25.8 million.

•

In 2021, the Board collected $427,250 in total compensation – a nearly 30% annual raise – despite the fact that the Company’s stock had declined approximately 14% for the year prior to Comrit’s public nomination.

NYC REIT desperately needs independent leaders who are not beholden to AR Global, Mr. Weil and Mr. Schorsch. The Board’s track record of presiding over abysmal stockholder returns, concerning conflicts of interest and the waste of significant stockholder capital is indefensible and makes clear that fresh perspectives and proper oversight are urgently needed in the boardroom to reverse the Company’s underperformance and deliver value to long-suffering stockholders.

COMRIT’S HIGHLY QUALIFIED NOMINEE WILL BRING MUCH-NEEDED

INDEPENDENCE AND OVERSIGHT TO NYC REIT’S BOARD

Our independent nominee, Sharon Stern, has the right skills and experience to objectively evaluate the Company’s historical performance, strategy and governance, and identify the best path toward producing enduring value for stockholders. Ms. Stern is a REIT expert and real estate entrepreneur with relevant experience serving on the board of directors of Cedar Realty Trust, Inc. (NYSE: CDR), a publicly traded REIT, which recently announced an agreement for a sale that would represent a nearly 71% premium for shareholders following a robust review of strategic alternatives.7

At this year’s Annual Meeting, stockholders have an opportunity to send a message to the current NYC REIT Board and management team that we deserve better. To end the status quo of poor governance, conflicts of interest and significant underperformance at NYC REIT, we urge you to vote the WHITE proxy card today. By voting TODAY, you can help elect Ms. Stern and set NYC REIT on a path toward long-term value creation for all stockholders.

[6]	NYC REIT’s 2021 and 2022 proxy statements.
[7]	Cedar Realty Trust press release dated March 2, 2022.

Sincerely,

Ziv Sapir

Managing Partner

Comrit Investments 1, LP

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About Comrit Investments

Comrit Investments 1, LP is an investment partnership that invests in income generating real estate through public non-traded real estate investment trusts. Founded in 2015 and based in Tel Aviv, Washington D.C. and New York City, Comrit is sponsored by I.B.I. Investment House Ltd. (TLV: IBI), an Israel-based market leader in alternative fund offerings. Comrit’s management team collectively has 30 years of experience investing across the U.S. real estate market.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Comrit, together with the other participants named below, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of a highly qualified director nominee at the 2022 annual meeting of stockholders of New York City REIT, Inc. (the “Company”).

COMRIT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT, AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AND WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Comrit, Comrit Investments Ltd., I.B.I. Investment House Ltd., Ziv Sapir, Sharon Stern and Erez Shacham.

As of the date hereof, Comrit beneficially owns 267,520 shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”). Comrit Investments Ltd., as the general partner of Comrit, may be deemed the beneficial owner of the 267,520 shares of Class A Common Stock owned by Comrit. I.B.I. Investment House Ltd, as the majority owner of Comrit Investments Ltd., may be deemed the beneficial owner of the 267,520 shares of Class A Common Stock owned by Comrit. Ziv Sapir, as the Managing Partner and CEO of Comrit, and as the CEO and minority owner of Comrit Investments Ltd., may be deemed the beneficial owner of the 267,520 shares of Class A Common Stock owned by Comrit. As of the date hereof, Ms. Stern does not own any securities of the Company. As of the date hereof, Mr. Shacham beneficially owns 86 shares of Class A Common Stock.

Contacts

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Longacre Square Partners

Charlotte Kiaie / Bela Kirpalani, 646-386-0091

ckiaie@longacresquare.com / bkirpalani@longacresquare.com